Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

June 4, 2018

VIA ELECTRONIC MAIL

ContraVir Pharmaceuticals Inc.
399 Thornall Street, First Floor
Edison, New Jersey  08837

Re:                             Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1, File No. 333-225041, as amended (the “Registration Statement”) of ContraVir Pharmaceuticals., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of: (i) 20,000 non-transferable subscription rights (the “Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of record of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”) and holders of record of warrants issued in October 2015, April 2016 and April 2017, (ii) up to 20,000 units (the “Units”) issuable upon exercise of the Rights, each Unit consisting of one share of Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and 323 warrants, with each warrant exercisable for one share of Common Stock (the “Warrants”), (iii) the Preferred Stock, (iv) the Warrants, (v) up to 12,903,226 shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”); and (vi) up to 6,460,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”). The Warrants will be issued pursuant to a warrant agency agreement (the “Warrant Agency Agreement”) with Philadelphia Stock Transfer, Inc., as warrant agent (the “Warrant Agent”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen stock certificates, the Warrant Agency Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the shares of Preferred Stock included in the Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Conversion Shares, when issued upon exercise of the Preferred Stock, will be validly issued, fully paid and non-assessable; (iii) the Warrant Shares, when issued upon exercise of the Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (iv) the Rights, the Preferred Stock and the Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (v) the Units, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of clauses (i), (ii) and (iii), the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in clauses (i), (ii) and (iii) above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion in clause (iv) above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP